                                                                  Execution Copy

================================================================================


                                SUPPORT AGREEMENT


                                      among


                           TEFRON U.S. HOLDINGS CORP.
                            and AWS ACQUISITION CORP.


                                       and


                                CLYDE WM. ENGLE,
                                NATHAN H DARDICK
                            and GSC ENTERPRISES, INC.


                          Dated as of November 8, 1999


================================================================================

                                TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
Section 1.        Agreement to Tender and to Vote........................................................2
             1.1      Tender.............................................................................2
             1.2      Voting.............................................................................3
             1.3      Grant of Irrevocable Proxy; Appointment of Proxy...................................3
             1.4      No Inconsistent Arrangements.......................................................4
             1.5      No Solicitation....................................................................4
             1.6      Reasonable Best Efforts............................................................5
             1.7      Waiver of Appraisal Rights.........................................................5
             1.8      Payment for Tender Shares in Excess of the Offer Price.............................5

Section 2.        Expiration.............................................................................6

Section 3.        Representation and Warranties..........................................................6

Section 4.        Additional Shares......................................................................7

Section 5.        Exhibit A..............................................................................7

Section 6.        Further Assurances.....................................................................7

Section 7.        Miscellaneous..........................................................................7
             7.1      Non-Survival.......................................................................7
             7.2      Entire Agreement; Assignment.......................................................7
             7.3      Amendments.........................................................................7
             7.4      Notices............................................................................8
             7.5      Governing Law; Jurisdiction........................................................9
             7.6      Specific Performance...............................................................9
             7.7      Counterparts.......................................................................9
             7.8      Descriptive Headings...............................................................9
             7.9      Severability.......................................................................9

                                SUPPORT AGREEMENT

         THIS SUPPORT AGREEMENT (this "Agreement"), dated as of November 8, 1999, by and among Tefron U.S. Holdings Corp., a Delaware corporation ("Parent"), AWS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), Clyde Wm. Engle, an individual residing in the state of Illinois ("Engle"), GSC Enterprises, Inc. ("GSC"), a Delaware corporation controlled by Engle and Nathan H. Dardick, an individual residing in the state of Illinois ("Dardick") and (each of Engle, GSC and Dardick, a "Seller" and, collectively, "Sellers").

         WHEREAS, concurrently herewith, Parent, Purchaser, and Alba-Waldensian, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding Shares of the Company, at $18.50 per Share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser or a wholly-owned subsidiary thereof with and into the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

         WHEREAS, as of the date hereof, Engle is the Chairman of the Board of Directors of the Company and beneficially owns directly or indirectly 977,000 Shares (the "Engle Owned Shares") and options to acquire 5,000 Shares (the "Engle Options");

         WHEREAS, as of the date hereof, GSC beneficially owns directly or indirectly 127,700 Shares (the "GSC Owned Shares");

         WHEREAS, as of the date hereof, Dardick is a director of the Company and beneficially owns directly 687,066 Shares, 18,000 Shares of which will be donated to charity the ("Charity Shares") and, upon such donation, will not be subject to this Agreement, such Shares, less the Charity Shares, (the "Dardick Owned Shares") and together with the Engle Owned Shares and the GSC Owned Shares, the "Owned Shares" and options to acquire 5,000 Shares (the "Dardick Options" and, together with the Engle Options, the "Options");

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and the Purchaser have required that Sellers agree, and each Seller hereby agrees, (i) to tender pursuant to the Offer the Owned Shares held by him, together with any Shares acquired by him after the date hereof and prior to the termination of the Offer (such Shares, the "After-Acquired Shares"), whether upon the exercise of Options, conversion of convertible securities or otherwise (all of the foregoing, collectively, the "Tender Shares") on the terms and subject to the conditions provided for in this Agreement and (ii) to enter into the other agreements set forth herein; and

         WHEREAS, the Engle Owned Shares and the GSC Owned Shares are subject to one or more stock pledge or similar agreements (the "Pledge Agreements"), between

Engle and LaSalle National Bank (the "Bank") and GSC and the Bank, as applicable, pursuant to which some or all of the Engle Owned Shares and the GSC Owned Shares are held in the name of one or more nominees for the Bank;

         WHEREAS, on the date hereof the Bank has delivered to Parent and Purchaser (i) a letter agreement pursuant to which the Bank has agreed to cause the Engle Owned Shares to be tendered in the Offer as contemplated by Section
1.1 of the Agreement (the "Engle Letter") and (ii) a letter agreement pursuant to which the Bank has agreed to cause the GSC Owned Shares to be tendered in the Offer as contemplated by Section 1.1 of the Agreement (the "GSC Letter" and together with the Engle Letter, the "Bank Letters"); and

         WHEREAS, the Board of Directors of the Company has taken such actions as are necessary to render the provisions of Section 203 of the Delaware General Corporation Law and Article 13 of the Certificate of Incorporation of the Company inapplicable to the transactions contemplated hereby and by the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

         Section 1. Agreement to Tender and to Vote.

         1.1 Tender. (a) Each Seller hereby agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer (the "Tender Deadline")(and with respect to the After-Acquired Shares, upon the date of acquisition thereof by Seller, or promptly thereafter, but, in any event the tender of such After-Acquired Shares shall take place prior to the expiration date of the Offer), all of such Seller's Tender Shares by physical delivery of the certificates therefor and to not withdraw such Tender Shares, except following termination of the Offer pursuant to its terms or the termination of this Agreement. Each Seller hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Tender Shares is subject to the terms and conditions of the Offer. Each Seller hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of the Tender Shares and the nature of its commitments, arrangements and understandings under this Agreement.

         (b) Engle and GSC agree to instruct the Bank in a timely manner to tender all Shares held in nominee's name by the Bank or otherwise pursuant to the Pledge Agreements in accordance with paragraph (a) above so that Engle and GSC shall meet each of their obligations under paragraph (a) above on or before the Tender Deadline.

         1.2 Voting. (a) Each Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, such Seller shall (a) vote all of such Seller's Tender Shares in favor of the Merger; (b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. Seller hereby revokes any proxy previously granted by such Seller with respect to the Tender Shares; provided, that, if such meeting of the stockholders is held prior to the expiration or waiver of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (such expiration or waiver, "HSR Termination") such Seller shall vote only that pro rata portion of his Tender Shares such that the total number of Tender Shares voted pursuant to this Agreement in favor of the Merger, combined with the total number of Shares held by Parent and Purchaser at the time of such meeting, shall equal 49.9% (forty-nine and nine-tenths percent) of the total Shares. The pro rata portion of Tender Shares to be voted shall be calculated such that each Seller votes an equal percentage of such Seller's Owned Shares.

         (b) Notwithstanding the foregoing, it is understood that the Engle Owned Shares, the GSC Owned Shares and Engle's and GSC's obligations under this
Section 1.2 are subject to the Pledge Agreement. Engle and GSC agree that each shall instruct the Bank and shall use all reasonable efforts to cause the Bank to vote the Engle Owned Shares and the GSC Owned Shares as provided in this
Section 1.2.

         1.3 Grant of Irrevocable Proxy; Appointment of Proxy.

                  (i) Each Seller hereby irrevocably grants to, and appoints, Arie Wolfson, and Nachum Peleg, or any of them, in their respective capacities as officers of the Purchaser or Parent, and any individual who shall hereafter succeed to any such office of the Purchaser or Parent, and each of them individually, such Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Seller, to vote such Seller's Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Takeover Proposal and otherwise as contemplated by Section 1.2; provided, that, if such proxy is exercised prior to HSR Termination, such proxy will be exercisable only with respect to that pro rata portion of each Seller's Tender Shares such that the total number of Tender Shares subject to proxy, combined with the total number of Shares held by Parent and Purchaser at the time of such exercise, shall equal 49.9% (forty-nine and nine-tenths percent) of the total Shares. The pro rata portion of Tender Shares subject to proxy shall be calculated such that each Seller grants a proxy with respect to an equal percentage of such Seller's Owned Shares. The foregoing proxy shall terminate upon the termination of this Agreement.

                  (ii) Each Seller represents that any proxies heretofore given in respect of the Tender Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (iii) Each Seller understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Seller's execution and delivery of this Agreement. Each Seller hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Seller under this Agreement consistent, in the case of Engle and Dardick, with such Seller's duties as a director of the Company and in accordance with the terms of the Merger Agreement. Each Seller hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                  (iv) This Section 1.3 shall apply to the Engle Owned Shares and the GSC Owned Shares only to the extent permitted (or not prohibited and acceptable to the Bank) by the Pledge Agreements.

         1.4 No Inconsistent Arrangements. Each Seller hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Seller shall not (i) except to the Purchaser, transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Options or Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Options or Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Options or Tender Shares, (iv) deposit any Options or Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of such Seller hereunder untrue or incorrect.

         1.5 No Solicitation. Each Seller hereby agrees that it shall not, and shall not permit or authorize any of its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Takeover Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Each Seller will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. From and after the execution of this Agreement, each Seller shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Takeover Proposal, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to a Takeover Proposal. Each Seller shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by either Engle or Dardick in his capacity as director of the Company, or the Company, or any member of the Board of Directors of the Company including, if applicable, any representative of either Engle or Dardick acting in such capacity, in accordance with the proviso to the second sentence of Section 6.2(a) of the Merger Agreement shall be deemed not to violate this Section 1.5.

         1.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Seller hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Sellers shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by such Seller with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

         1.7 Waiver of Appraisal Rights. Each Seller hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

         1.8 Payment for Tender Shares in Excess of the Offer Price. Each Seller hereby agrees that any incremental value such Seller has in the equity of the Company (including any Shares and Options beneficially owned by Seller) resulting from or attributable to a Superior Transaction (other than with Parent or the Purchaser) that is entered into or consummated prior to or within one month of the termination of the Merger Agreement in accordance with its terms that exceeds $18.50 per Share (or the equivalent spread value of any Option) (an "Excess Amount") shall belong to Parent. Each Seller accordingly agrees to hold in trust for the benefit of Parent, and to remit to Parent within two days of any receipt thereof (or, if earlier, entitlement to receive), any Excess Amount or Amounts that such Seller shall receive or be entitled to receive from any person. Each Seller acknowledges that this provision is a material inducement to Parent and Purchaser to enter into this Agreement, and is intended to ensure that such Seller would not have a personal incentive to favor a competing transaction over the transactions contemplated by the Merger Agreement. Accordingly, each Seller hereby agrees to reimburse Parent and Purchaser for any fees and expenses (including reasonable attorneys' fees) incurred by Parent and Purchaser in connection with any successful litigation, dispute or other attempt to recover Excess Amounts.

         Section 2. Expiration.

         This Agreement and the Sellers' obligation to tender provided herein shall terminate on the earlier of the payment for the Shares pursuant to the Offer and the date of termination of the Merger Agreement.

         Section 3. Representation and Warranties.

         Each Seller hereby, severally and not jointly, represents and warrants to Parent as follows:

         (a) Title. Except as set forth on Exhibit A hereto, such Seller has good and valid title to such Seller's Owned Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature. Upon the purchase of the Tender Shares by the Purchaser, each Seller will deliver good and valid title to the Tender Shares owned by such Seller, free and clear of any lien, charge, encumbrance or claim of whatever nature.

         (b) Ownership of Shares. On the date hereof, such Seller's Owned Shares are owned of record or beneficially by such Seller. On the date hereof, such Owned Shares (and with respect to Dardick, such Shares together with the Charity Shares) constitute all of the Shares owned of record or beneficially by such Seller. Except as set forth on Exhibit A hereto, such Seller has sole voting power and sole power of disposition with respect to all of such Seller's Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

         (c) Power; Binding Agreement. Such Seller has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Seller will not violate any other agreement to which such Seller is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

         (d) No Conflicts. Other than in connection with or in compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Seller of the transactions contemplated by this Agreement. Except as set forth on Exhibit A hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of such Seller under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Seller is a party or by which its properties or assets are bound.

         (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

         Section 4. Additional Shares.

         Each Seller hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by such Seller, if any, after the date hereof and that such shares shall be subject to the terms of this Agreement.

         Section 5. Exhibit A.

         The provisions of Exhibit A are incorporated herein by reference and shall be deemed to be an integral part of this Agreement with regard to Engle and GSC only.

         Section 6. Further Assurances.

         From time to time, at the Parent's request and without further consideration, Sellers shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

         Section 7. Miscellaneous.

         7.1 Non-Survival. The representations and warranties made herein shall terminate upon the expiration of this Agreement, other than Sellers' representations and warranties in Sections 3(a) and (b) which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.

         7.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         7.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. All references herein to the Merger Agreement and the terms and conditions defined therein shall refer to the Merger Agreement entered into contemporaneously herewith, and shall not extend to any amendments thereof unless otherwise agreed to in writing by the parties hereto.

         7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Engle:      Clyde Wm. Engle
                  830 North Greenbay Road
                  Lake Forest, IL 60045
                  Telecopy: (847) 234-4350



If to GSC:        GSC Enterprises, Inc.
                  4433 West Touhy Avenue, Suite 310
                  Lincolnwood, IL 60712
                  Attention: Clyde Wm. Engle
                  Telecopy: (847) 568-9392


If to Dardick:    Nathan H Dardick
                  2331 Orrington Avenue
                  Evanston, IL 60201
                  Telecopy: (847) 328-9577

                  and

                  Nathan H Dardick
                  P.O. Box 731
                  Captiva, FL 33924
                  Telecopy: (941) 395-4392




If to Parent:     c/o Tefron Ltd.
                  28 Chida Street
                  Bnei-Brak 51371
                  Israel
                  Attention: Arie Wolfson
                             Chief Executive Officer
with a copy to:   Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY  10019
                  Attention: Morton A. Pierce, Esq.
                             Douglas L. Getter, Esq.
                  Telecopy: (212) 259-6333

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         7.5 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Illinois state or federal court sitting in the City of Chicago for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Illinois state or federal court sitting in the City of Chicago. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 7.5 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

         7.6 Specific Performance. Each Seller recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law, and therefore each Seller agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         7.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         7.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         IN WITNESS WHEREOF, Parent and Sellers have caused this Agreement to be duly executed as of the day and year first above written.


                                            ------------------------------------
                                            CLYDE WM. ENGLE


                                            ------------------------------------
                                            NATHAN H DARDICK


                                            ------------------------------------
                                            GSC Enterprises, Inc.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            TEFRON U.S. HOLDINGS CORP.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            AWS ACQUISITION CORP.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

                                    Exhibit A

Engle's Owned Shares and the GSC's Owned Shares are subject to the Pledge Agreements. Pursuant to the Bank Letters, Engle and GSC will each be able to fully meet his or its obligations to Purchaser and Parent under Section 1.1 hereof.